Exhibit 12

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

December 17, 2019

Stemsation International, Inc.

7777 Glades Road

Suite 203

Boca Raton, FL

Attention: Mr. Ray C. Carter, Jr., Chief Executive Officer

Dear Mr. Carter:

You have requested our opinion with respect to certain matters in connection with the sale by Stemsation International, Inc., a Florida corporation (the “Company”) of 30,000,000 shares and by certain selling stockholders of an additional 10,000,000 shares (collectively, the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the Company’s Offering Circular on Form 1-A (the “Offering Circular”) to be filed with the Securities and Exchange Commission (the “Commission”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Company’s Articles of Incorporation, as amended; (ii) the Company’s Bylaws; and (iii) certain resolutions of the Board of Directors of the Company. As to various questions of fact material to this opinion, we have relied upon documents supplied by officers, directors and other affiliates of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the Florida Business Corporation Act, as currently in effect, and we express no opinion as to the effect of any other law of the State of Florida or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration, will be validly issued, fully paid and non-assessable. Additionally, we are of the opinion that the 10,000 Shares being offered by the selling shareholders are legally issued, fully paid and non-assessable.

This opinion is being furnished to you for filing as an exhibit to the Form 1-A. We hereby consent to the filing of this opinion as Exhibit 12.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.